Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

 SECOND QUARTER ENDED JUNE 30, 2008

 NEW YORK, N.Y., August 1, 2008 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced second quarter 2008 earnings per diluted share of $0.15 compared to $0.18 and $0.27 in second quarter 2007 and 2006, respectively.

Results for the Quarter Ended June 30, 2008

For the quarter ended June 30, 2008, total revenue of $182.1 million declined 5.6% compared to the quarter ended June 30, 2007.  The change in total revenue primarily reflects:

•                  a $16.6 million, or 10.0%, decrease in net ad sales, excluding political, to $148.7 million in a weak economy, attributable to:

•                  continued softness in automotive advertising, our largest category, as well as decreases in the retail, consumer packaged goods, telecommunications, furniture, movies, restaurant, and health services categories, offset by

•                  gains in the home improvement, utilities, pharmaceutical and agriculture categories, among others;

•                  a $3.6 million increase in net political revenue to $8.5 million;

•                  a 13% increase in net digital media revenue to $5.7 million; and

•                  a 26% increase in retransmission consent revenue to $6.8 million.

Commenting on the announcement, David Barrett, President and Chief Executive Officer, stated, “Notwithstanding the strength of our local market stations and local digital media operations, our second quarter financial results reflect the reality of a very weak advertising economy, and the challenges evident in the domestic macro-economy.  The recessionary effect caused by the housing slump, escalating energy prices, credit crisis, and resultant low consumer confidence levels certainly impacts our local media businesses.  While a number of our mid-sized stations in less volatile Midwest markets are performing well, our larger stations in New England, Florida and California are particularly challenged.  We’ve expectedly benefited from political spending, both for the presidential race and for specific state races, but reduced budgets from key ad categories and negative pricing pressure have caused overall ad revenues to decline in the period, adversely impacting net income.  We continue to be very pleased with the competitive performance of many of our stations, and with the excellence of our local news efforts.

-more-

“Our focus on cost containment and reductions in capital spending enable us to continue generating strong free cash flow.  On a trailing 12-month basis, the Company has reduced debt by $114 million, further strengthening our already strong balance sheet, while still supporting strategic investment in sales development efforts, and digital media initiatives.

“We are very well positioned to achieve top-line growth and strong incremental bottom-line improvement as economic conditions eventually stabilize and improve.  In the coming months, we’ll continue to benefit from accelerating political spending, but we foresee continued weakness from numerous key ad categories, which will limit our revenue upside.

“The local television medium, coupled with an aggressive local digital strategy, is far and away the most valuable advertising and marketing alternative for local businesses,” Barrett added.  “Television’s superior reach and digital’s local targeting capabilities are an ideal solution for advertisers, who must continue to market their products and services in a competitive and challenging economic environment.  Our Company believes in the value of the television medium, and in the valuable business model that we have for today and tomorrow.”

Broadcast Performance Metrics and Product Quality

Local News Leadership In May 2008 Ratings Period

•                  HTV stations are local news leaders with 77% of all HTV weekday newscasts ranked #1 or #2 in their time periods (A25-54);

•                  Five HTV stations dominate their local news ratings race, ranking #1 in household ratings for all weekday newscasts:  WBAL, Baltimore;  WGAL, Lancaster;  WXII, Greensboro;  KCCI, Des Moines and KSBW, Monterey-Salinas;

•                  HTV operates 5 of the top 10 late news stations among the largest (top 50) ABC markets: KMBC, Kansas City ranks #1; KOCO, Oklahoma City ranks #3; WISN, Milwaukee ranks #4; KOAT, Albuquerque ranks #5; WTAE, Pittsburgh ranks #7;

•                  HTV stations lead the nation in news viewing among adults aged 25-54:

•                  KCCI in Des Moines delivered the highest late news ratings among top 100 markets;

•                  KETV in Omaha delivered the highest late news ratings among the top 100 ABC markets;

•                  KMBC in Kansas City delivered the highest late news ratings among the top 50 ABC markets.

Prime Time Audience Delivery In May 2008 Ratings Period

•                  18 of 18 network-affiliated stations in top-50 markets over-indexed their networks;

•                  HTV stations led the nation for their respective networks:

•                  KOCO, Oklahoma City:  #1 ABC station (A25-54) in Top 50 Markets;

•                  WXII, Greensboro:  #1 NBC station (A25-54) in Top 50 Markets;

•                  KCCI, Des Moines:  #1 CBS station (A25-54) in Markets 51-100.

•                  Among the top 50 ABC markets, HTV stations occupied 3 of the top 5 positions in primetime audience delivery: KOCO ranked #1; KMBC ranked #4 and WISN ranked #5;

•                  WKCF in Orlando ranked among the top 5 CW affiliates in the Top 50 Markets in prime time (A18-49).

Journalism Awards During Quarter

•                  HTV stations were recognized for quality journalism and community service during the quarter as follows:

•                  5 National Edward R. Murrow Awards to WBAL Radio, WBAL-TV, KCCI;

•                  Regional EMMY Award for Conversations With Carlos Watson;

•                  Peabody Award to WTAE in Pittsburgh;

•                  NAB Service to America Award to WYFF in Greenville.

Digital Media Performance Metrics

(in thousands)

			Volume	Percentage
HTV Digital (source, company)	2Q08	2Q07	Increase	Increase
Average Monthly Unique Visitors	17,805	9,787	8,018	82%
Quarterly Page Views	504,384	407,296	97,088	24%
Quarterly Video Streams	21,602	14,285	7,317	51%

			Volume	Percentage
HTV Wireless (source, company)	2Q08	2Q07	Increase	Increase
Average Monthly Unique Visitors	239	60	179	298%
Quarterly Page Views	2,457	1,089	1,368	126%

HTV’s on-line audience continues to grow. During second quarter, average monthly unique visitors nearly doubled while quarterly page views and video streams increased a healthy 24% and 51%, respectively. We attribute this growth to:

•                  Aggressive on-line coverage of breaking news, especially the devastating flooding in Iowa and the wildfires in California.  Hearst-Argyle stations provided superior local coverage to our on-line users.

•                  Upgraded weather presentations and products as part of our redesigned weather sections of WCVB, KCCI, KMBC, WMUR, WISN and WLKY.  WCVB in particular experienced a 200% increase in page views following the upgrade.

•                  A growing appetite from consumers to view broadband video, which we have satisfied through an investment in technology that made it easier and faster for our stations to upload video.

•                  We have the #1 local television website in 13 of our 16 Nielsen/NetRatings measured markets, and even lead the local newspaper competition in 4 of those markets, according to the June Nielsen/NetRatings visitors report.

HTV is well positioned in Presidential Election swing states as follows:

	Electoral	HTV-Owned
State	Votes	Stations
Florida	27	WESH, WKCF
Iowa	7	KCCI
Missouri	11	KMBC
New Hampshire	4	WMUR
New Mexico	5	KOAT
Ohio	20	WLWT
Pennsylvania	21	WTAE, WGAL
Wisconsin	10	WISN

Redemption of Capital Trust Convertible Preferred Securities

On June 23, 2008, the Company redeemed all $134.0 million of its 7.5% Series B Convertible Junior Subordinated Debentures (“Series B Debentures”), which were classified as Notes payable to Capital Trust on the Balance Sheet. This redemption in turn triggered a simultaneous redemption by the Capital Trust of all $130.0 million of its 7.5% Series B Convertible Preferred Securities (convertible into 5.1 million shares of the Company’s Series A Common Stock) and HTV’s $4.0 million investment in the Capital Trust.  The redemption was funded by an advance under the Company’s credit facility, which currently bears interest at approximately 3.3% per annum.

The Balance Sheet effect of the redemption includes a reduction of Notes payable to Capital Trust by $134.0 million to zero and a nearly comparable increase in our line of credit balance.  On the asset side, Investments were reduced by $4.0 million.

The Income Statement effect of the redemption includes the recognition of a redemption premium paid by the Company of $3.9 million (included in Interest expense, net - Capital Trust), which reduced earnings per share by $0.03. Going forward, HTV expects to save approximately $4.8 million of annual interest expense, or approximately $0.01 per share per quarter, beginning in third quarter 2008.

Liquidity and Capital Resources

“In spite of the challenging economic environment and our continuing investment in new initiatives, free cash flow remains strong, allowing us to preserve a very strong financial position,” said Harry Hawks, Executive Vice President and Chief Financial Officer. “At the same time, we are able to continue to use a portion of the significant cash flow generated by the business to return capital to investors and reduce debt.

“During second quarter we:

•                  repaid $13.0 million of debt, bringing our total debt repayment over the past twelve months to $114.0 million;

•                  the combination of debt reduction and redemption of the capital trust notes has reduced our average cost of debt by a full percentage point since second quarter 2007, which will result in a significant reduction in interest expense going forward;

•                  paid $6.6 million of dividends to common stockholders; and

•                  invested $10.9 million in property, plant and equipment to support the transition to digital and high definition news production in our largest markets and to further the development of digital media.

“We finished second quarter with $9.2 million of cash on hand and $165.0 million available under our $500.0 million credit facility,” Hawks added. “The combination of cash flow from operations and availability under the credit facility provides significant financial flexibility as we go forward.”

Revised 2008 Expense Outlook

($’s in millions)

	As of	As of
	2/28/08	5/1/08	Revised
	Outlook	Outlook	Outlook
Income Statement Items	2008	2008	2008
Salaries, Benefits and Other Operating Expense (SB&O)
SB&O, excluding digital media and stock-based compensation	$403.0	$401.5	$396.7
Digital media expense	23.0	21.0	20.1
Stock-based compensation expense	4.0	4.0	4.0
Total Salaries, Benefits and Other Operating Expense	$430.0	$426.5	$420.8

Amortization of Program Rights	75.0	75.0	75.0
Depreciation & Amortization	55.0	55.0	55.5
Insurance Settlement	NA	11.5	11.5

Corporate G&A
Corporate G&A, excluding stock-based compensation	34.0	32.1	32.1
Stock-based compensation expense	4.0	4.0	4.0
Total Corporate G&A	$38.0	$36.1	$36.1

Interest Expense, net	$50.0	$48.2	$50.3
Interest Expense, net – Capital Trust	$9.8	$9.8	$8.6

Effective Tax Rate	39.0%	34.0%	33.0%
Equity in (Income) loss of Affiliates, net of tax	$2.0	$2.0	$2.7

Cash Flow Items
Program Payments	$74.0	$74.0	$74.0
Capital Expenditures	$44.0	$40.0	$40.0

Salaries, Benefits and Other Operating Expense: For second quarter 2008, SB&O expenses were flat at $101.9 million. Continued investment in digital media news and sales, as well as local news coverage in an election year was offset by lower pension expense, a gain associated with a Nextel equipment exchange, lower sales commissions and reduced spending on all discretionary items. For the full year 2008, we have revised our SB&O expense estimate down to $420.8 million from $426.5 million in May and $430.0 million in February, reflecting ongoing expense reductions in a soft economy.

Amortization of Program Rights: For second quarter 2008, amortization of program rights decreased $0.8 million or 4% to $18.6 million. Program amortization was higher during second quarter 2007 due mainly to the write-off of an off-network syndicated program at one station. For the full year, we expect amortization of program rights expense to be $75.0 million, down slightly from 2007 and unchanged from prior estimates.

Depreciation and amortization: For second quarter 2008, depreciation and amortization expense increased less than 1% to $14.3 million. For the full year, depreciation and amortization is expected to be $55.5 million, substantially unchanged from 2007 and prior estimates.

Corporate, general and administrative expense: For second quarter, corporate, general and administrative expense increased $0.6 million or 7% to $9.5 million due mainly to higher personnel costs related to digital media, and  higher legal and computer expenses, offset in part by lower travel and entertainment, accounting and business insurance expenses. For the full year, corporate expense is expected to be down 6% to $36.1 million reflecting the absence of banking, legal and other expenses associated with the tender offer in 2007, offset in part by continued investment in the growing digital media operation. The $36.1 million estimate is unchanged from guidance on May 1, 2008 and down from $38.0 million estimated as of February 22, 2008.

Interest expense: For second quarter 2008, interest expense decreased $3.7 million to $12.3 million, reflecting substantially lower debt balances. The Company repaid $125.0 million of 7% senior notes and $90.0 million 7.18% private placement notes during fourth quarter 2007.

Interest expense, net – Capital Trust: For second quarter 2008, interest expense, net – Capital Trust was $6.1 million, up from $2.4 million, reflecting a $3.9 million premium associated with the redemption in full of the Series B Debentures on June 23, 2008. The redemption eliminates interest payments in the amount of $2.4 million per quarter going forward. For the full year 2008, we forecast Interest expense, net–Capital Trust of $8.6 million (including the $3.9 million premium) revised downward from $9.8 million.

Effective tax rate: For the second quarter 2008, the effective tax rate was 17.8% as compared to 41.3% in the second quarter 2007.  The lower effective tax rate reflects a $4.6 million benefit resulting from the settlement of an open tax examination during the quarter. As previously indicated, compliance with FIN 48 could increase the variability of our tax provision from quarter to quarter.  At this time, the estimated effective tax rate for the third quarter is approximately 32.0% compared to 17.0% in 2007, and for the fourth quarter is 39.0% compared to 36.1% in 2007.  The estimated effective tax rate for the full year has been revised down to 33.0%, compared to 36.2% in 2007 and 37.3% in 2006.

Equity in (income) loss of affiliates, net of tax: For second quarter, equity in loss of affiliates, net of tax, was $1.9 million mainly reflecting our share of losses of Internet Broadcasting and Ripe Digital Entertainment. Both are entrepreneurial digital media companies that have incurred losses as they invest in their operations to pursue growth opportunities.  For the full year 2008, we expect equity losses of approximately $2.7 million compared to $2.0 million previously forecast.

Program Payments: For second quarter 2008, program payments increased 1% to $18.1 million. For the full year, we expect program payments to be $74.0 million, unchanged from 2007 and prior estimates, reflecting normal contractual increases for first-run syndicated programming offset by lower off-network program payments at WKCF-TV, the CW affiliate in Orlando and KQCA-TV, the MyNetworkTV affiliate in Sacramento.

Capital Expenditures:  During second quarter, we invested $10.9 million in station operations, a significant portion of which supports high definition news production in our largest markets. In 2008, capital expenditures are expected to be $40.0 million, unchanged from the prior estimate, but down significantly from $55.8 million in 2007 and $60.4 million in 2006.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 20 million households, or about 18% of U.S. television households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 and manages one ABC-affiliated station and is the largest ABC affiliate group.  Hearst-Argyle owns 10 NBC affiliates, making it the second-largest NBC affiliate owner. Hearst-Argyle owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 18 digital weather channels and one digital multicast channel affiliated with the CW network.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-). Hearst Corporation, Hearst-Argyle’s majority owner, is an investor in Fitch’s parent company.   Hearst-Argyle’s corporate Web address is www.hearstargyle.com.

In December 2007, Hearst Corporation disclosed that its board of directors had authorized it to acquire up to an additional 8 million shares of HTV Series A Common Stock in open-market and privately negotiated transactions in order to increase its ownership percentage to approximately 82% (on a fully-diluted basis), allowing for tax consolidation and other benefits.  Pursuant to a Schedule 13-D Amendment filed July 21, 2008, as of July 17, 2008, Hearst owned an 81% interest in Hearst-Argyle Television, Inc. As of July 17, 2008, Hearst had acquired approximately 7.2 million shares under the December 2007 authorization.  Effective as of July 1, 2008, HTV will file federal tax returns and (where permitted) state tax returns on a consolidated basis with Hearst as a result of Hearst’s ownership of at least 80% of HTV common stock.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in national and regional economies;

•                  Changes in advertising trends and our advertisers’ financial condition;

•                  Competition in the broadcast television markets we serve;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Our ability to service and refinance our outstanding debt;

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008 (1)	2007 (1)	2006 (1)	2008 (1)	2007 (1)	2006 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$182,123	$193,019	$193,964	$347,176	$362,402	$367,981

Station operating expenses:
Salaries, benefits and other operating costs	101,946	102,168	97,654	206,074	203,242	194,441
Amortization of program rights	18,606	19,422	15,951	37,318	38,650	31,283
Depreciation and amortization	14,267	14,185	16,080	28,319	29,181	31,468
Insurance settlement	—	—	—	(11,549)	—	—
Corporate, general and administrative expenses	9,477	8,887	7,626	18,193	16,668	14,899
Operating income	37,827	48,357	56,653	68,821	74,661	95,890

Interest expense	12,295	16,028	16,050	25,177	31,917	32,512
Interest income	(10)	(407)	(1,943)	(28)	(752)	(3,244)
Interest expense, net - Capital Trust	6,148	2,438	2,438	8,585	4,875	4,875
Other expense	—	—	2,501	—	—	2,501

Income before income taxes	19,394	30,298	37,607	35,087	38,621	59,246

Income tax expense	3,443	12,525	12,729	7,733	16,517	21,277
Equity in loss (income) of affiliates, net of tax (3)	1,858	752	(139)	3,220	831	(65)
Net income	$14,093	$17,021	$25,017	$24,134	$21,273	$38,034

Net income per net share–basic	$0.15	$0.18	$0.27	$0.26	$0.23	$0.41
Number of common shares used in the calculation	93,556	93,547	92,733	93,556	93,366	92,694

Net income per net share–diluted	$0.15	$0.18	$0.27	$0.26	$0.23	$0.41
Number of common shares used in the calculation (4)	94,083	94,508	93,197	94,093	94,306	93,185

Dividends per common share declared	$0.07	$0.07	$0.07	$0.14	$0.14	$0.14

Supplemental Financial Data:
Net ad sales (excluding political)	$148,666	$165,274	$161,866	$281,541	$311,892	$314,805
Net political revenue	8,477	4,867	12,917	18,080	6,402	15,061
Net digital media revenue	5,674	5,012	3,377	10,566	9,036	6,550
Network compensation	2,333	2,625	2,253	4,509	5,114	4,258
Retransmission consent revenue	6,813	5,422	4,020	13,089	10,587	8,629
Other revenue	10,160	9,819	9,531	19,391	19,371	18,678

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$52,094	$62,542	$72,733	$97,140	$103,842	$127,358
Free cash flow	$14,037	$9,309	$37,770	$50,854	$20,853	$68,230

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$9,195	$5,964
Accounts receivable, net	146,619	164,764
Program and barter rights	22,731	65,097
Deferred income tax asset	4,794	4,794
Other	6,745	5,698
Total current assets	190,084	246,317
Property, plant and equipment, net	300,351	305,971
Intangible assets, net	2,510,363	2,513,340
Goodwill	816,728	816,728
Other assets:
Deferred financing costs, net	7,563	8,000
Investments	36,792	41,948
Program and barter rights, noncurrent	9,800	8,399
Other assets	14,671	18,273
Total other assets	68,826	76,620
Total assets	$3,886,352	$3,958,976

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,000	$90,016
Accounts payable	8,883	15,103
Accrued liabilities	46,164	48,376
Program and barter rights payable	22,696	64,687
Payable to Hearst Corporation, net	5,492	5,747
Other	4,686	6,482
Total current liabilities	177,921	230,411

Program and barter rights payable, noncurrent	17,632	15,587
Long-term debt	797,110	703,110
Note payable to Capital Trust	—	134,021
Deferred income tax liability	863,501	856,790
Other liabilities	61,520	66,658
Total noncurrent liabilities	1,739,763	1,776,166
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	574	573
Series B common stock	413	413
Additional paid-in capital	1,343,154	1,336,786
Retained earnings	754,255	743,264
Accumulated other comprehensive loss, net	(12,580)	(12,580)
Treasury stock, at cost	(117,148)	(116,057)
Total stockholders’ equity	1,968,668	1,952,399
Total liabilities and stockholders’ equity	$3,886,352	$3,958,976

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2008	2007
	(In thousands)
Operating Activities
Net income	$24,134	$21,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,343	25,646
Amortization of intangible assets	2,976	3,535
Amortization of deferred financing costs	437	896
Amortization of program rights	37,318	38,650
Deferred income taxes	7,121	3,442
Equity in loss (income) of affiliates, net	3,220	831
Provision for doubtful accounts	734	617
Stock-based compensation expense	4,135	4,120
Insurance settlement	(11,549)	—
Business interruption insurance proceeds	8,659	—
(Gain) or loss on disposition of assets	(557)	(4)
Program payments	(36,299)	(36,284)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	17,411	2,786
Decrease (increase) in Other assets	2,655	(1,650)
(Decrease) increase in Accounts payable and accrued liabilities	(9,565)	(21,946)
(Decrease) increase in Other liabilities	(7,193)	7,705
Net cash provided by operating activities	$68,980	$49,617

Investing Activities
Purchases of property, plant and equipment, net	(18,126)	(28,764)
Proceeds from redemption of Capital Trust	4,021	—
Cash proceeds from insurance recoveries	2,890	1,000
Investment in affiliates and other, net	(2,500)	(1,875)
Net cash used in investing activities	$(13,715)	$(29,639)

Financing Activities
Dividends paid on common stock	(13,140)	(13,069)
Redemption of Notes Payable to Capital Trust	(134,021)	—
Borrowings (Payments) on credit facility, net	94,000	—
Series A Common Stock repurchases	(1,091)	—
Proceeds from employee stock purchase plan & stock option exercises	2,234	14,306
Principal payments on capital lease obligations	(16)	(12)
Net cash (used in) provided by financing activities	$(52,034)	$1,225

Increase in cash and cash equivalents	3,231	21,203
Cash and cash equivalents at beginning of period	5,964	18,610
Cash and cash equivalents at end of period	$9,195	$39,813

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$25,062	$30,551
Interest on Note payable to Capital Trust	$8,586	$2,438
Taxes, net of refunds	$6,545	$23,537
Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$1,133	$747

Notes to Consolidated Statements of Income

(1)  Results of operations for the three and six months ended June 30, 2008, 2007 and 2006 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)   On June 23, 2008, the Company redeemed it’s 7.5% Series B Convertible Junior Subordinated Debentures which triggered a simultaneous redemption by its wholly-owned unconsolidated subsidiary trust (“the Capital Trust”) of its 7.5% Series B Convertible Preferred Securities.  For the three and six month periods ended June 30, 2007 and 2006, diluted shares do not include 5,127,881 common shares underlying the 7.5% Series B Convertible Preferred Securities because to do so would have been antidilutive. When the securities related to the Capital Trust were dilutive, the interest, net of tax, related to the Capital Trust was added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations.

•                  Interest expense, Interest income and Interest expense, net – Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in loss (income) of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net income	$14,093	$17,021	$25,017	$24,134	$21,273	$38,034
Add: Income tax expense	3,443	12,525	12,729	7,733	16,517	21,277
Add: Equity in loss (income) of affiliates, net of tax	1,858	752	(139)	3,220	831	(65)
Add: Interest expense, net - Capital Trust	6,148	2,438	2,438	8,585	4,875	4,875
Add: Interest expense	12,295	16,028	16,050	25,177	31,917	32,512
Less: Interest income	(10)	(407)	(1,943)	(28)	(752)	(3,244)
Add: Other expense	—	—	2,501	—	—	2,501
Operating income	37,827	48,357	56,653	68,821	74,661	95,890
Add: Depreciation and amortization	14,267	14,185	16,080	28,319	29,181	31,468
Adjusted EBITDA	$52,094	$62,542	$72,733	$97,140	$103,842	$127,358

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net cash provided by operating activities	$24,973	$28,101	$51,342	$68,980	$49,617	$88,829
Less capital expenditures	10,936	18,792	13,572	18,126	28,764	20,599
Free cash flow	$14,037	$9,309	$37,770	$50,854	$20,853	$68,230

Contacts:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@ hearst.com

Ellen McClain

Vice President, Finance

(212) 887-6825

emcclain@ hearst.com

Investor Relations

Tom Campo

(212) 887-6827

Campo Communications, LLC

(212) 590-2464

tom@CampoComm.com